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                                                                    EXHIBIT 23.2

Consent of Independent Certified Public Accountants

International Fuel Technology, Inc.
St. Louis, Missouri


We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 7, 2001 (except for Notes 2 and 9 for which the date is March 7, 2001), relating to the consolidated financial statements of International Fuel Technology, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


BDO Seidman, LLP

Chicago, Illinois
December 4, 2001